Julyl 17, 2008	FOR IMMEDIATE RELEASE
CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242 kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Quarterly Earnings of $.47 Per Share

Financial Highlights for the Quarter and First Half of 2008:

  Total deposits (excluding brokered and national certificates of deposit) increased $28 million, or 2.7%, from December 31, 2007.
  Operating efficiency continued to improve with non-interest expense to average assets at 2.10% for the quarter ended June 30, 2008, compared to 2.17% for the quarter ended June 30, 2007, and 2.22% for the March 31, 2008, quarter. The Company's efficiency ratio for the second quarter was 48.43%, a slight increase from the year ago quarter at 48.24%, but improved from the 50.36% posted in the 2008 first quarter.
  Net loans decreased $19 million, or 1.0%, from December 31, 2007, primarily as a result of a reduction in construction and land development loans, which were down $45 million from year-end 2007. In addition, unfunded balances of construction and land development loans decreased $92 million from $266 million at December 31, 2007, to $174 million at June 30, 2008.
  The allowance for loan losses increased $1.8 million from December 31, 2007. The allowance as a percentage of total loans was 1.49% at June 30, 2008, as compared to 1.38% at December 31, 2007.
  From year-end 2007, non-performing loans decreased $3 million and foreclosed assets increased $13 million as part of the credit resolution process.

Springfield, Mo. -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended June 30, 2008, were $.47 per diluted share, or $6.3 million, compared to the $.60 per diluted share, or $8.2 million, the Company earned during the same quarter in the prior year. Excluding the effects of the Company's hedge accounting entries recorded, earnings for the three months ended June 30, 2008 and 2007, were $.41 and $.58 per diluted share, respectively.

Preliminary earnings for the six months ended June 30, 2008, was a loss of $.66 per diluted share, or $8.8 million loss, compared to the $1.13 per diluted share, or $15.5 million, the Company earned during the same period in the prior year. Excluding the effects of the Company's hedge accounting entries recorded, earnings for the six months ended June 30, 2008 and 2007, were a loss of $.80 and income of $1.11 per diluted share, respectively. In the March 31, 2008, quarter, the Company recorded a provision expense and related charge-off of $35 million, equal to $1.70 per share (after tax), related to a $30 million stock loan to a failed Arkansas-based bank holding company and the under-collateralized portion of other associated loans totaling $5 million (see the Company's Quarterly Report on Form 10-Q for March 31, 2008 for additional information).

For the three months ended June 30, 2008, return on average equity (ROAE) was 14.13%; return on average assets (ROAA) was 1.00%; and net interest margin (NIM) was 3.07%. The non-cash amortization of prepaid broker fees to originate certificates of deposit (which was recorded as part of the accounting change in 2005) reduced net interest margin by 16 basis points (from 3.23%).

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For the six months ended June 30, 2008, return on average equity (ROAE) was (9.36)%; return on average assets (ROAA) was (0.70)%; and net interest margin (NIM) was 3.07%. The non-cash amortization of prepaid broker fees to originate certificates of deposit (which was recorded as part of the accounting change in 2005) reduced net interest margin by 20 basis points (from 3.27%).

In commenting on these results, Great Southern President and CEO Joseph W. Turner said, "While economic conditions remain challenging, we are pleased with the Company's overall second quarter performance with a return on average assets of 1.00%, return on average equity of 14.13%, and an efficiency ratio of 48.43%. The Company's risk-based capital ratios improved during the quarter and continue to be above regulatory-defined "well-capitalized" levels. The total risk-based capital ratio increased from 10.97% at March 31, 2008, to 11.37% at June 30, 2008. We currently do not anticipate the need to raise additional capital as retained earnings and expected further declines in loan balances will have positive effects on our capital levels.

"Asset quality and the resolution of credit issues remain our priority. We made a conscious effort during the second quarter to limit the Company's loan growth. Net loan balances declined during the second quarter with total loans slightly below beginning of the year totals. These decreases primarily were in the construction and land development sector, while we experienced slight growth in single family residential loans, consumer loans and commercial real estate. Non-performing assets remained elevated, but at manageable levels and will likely remain elevated for some time. We continue to work diligently to resolve problem credit issues. During the quarter, non-performing loans decreased $3 million from the end of 2007 and the foreclosed assets category increased $13 million from 2007 giving us the ability to expeditiously manage the liquidation of these assets. The allowance for loan losses increased $1.8 million from the end of the year to $27.2 million. The allowance for loan losses to total loans at June 30, 2008, was 1.49%, which compares favorably with historical peer group averages."

Turner added, "Improving core operating efficiencies and maintaining limited expense growth continues to be an important focus for our Company. Core deposits grew year-to-date in a very competitive environment with retail CD balances increasing and checking account balance levels about the same as the beginning of the year."

Selected Financial Data and Non-GAAP Reconciliation:
     (Dollars in thousands)

	Three Months Ended June 30, 2008			Six Months Ended June 30, 2008
	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded

Net interest income	$18,131	$ (977)	$19,108	$35,974	$(2,334)	$38,308
Provision for loan losses	4,950	--	4,950	42,700	--	42,700
Non-interest income	9,864	2,290	7,574	20,047	5,264	14,783
Non-interest expense	13,557	--	13,557	27,674	--	27,674
Provision for income taxes	3,156	(460)	2,696	(5,532)	(1,026)	(6,558)
Net income (loss)	$ 6,332	$ 853	$ 5,479	$ (8,821)	$ 1,904	$(10,725)

	Three Months Ended June 30, 2007			Six Months Ended June 30, 2007
	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded

Net interest income	$18,488	$ (214)	$18,702	$35,674	$ (443)	$36,117
Provision for loan losses	1,425	--	1,425	2,775	--	2,775
Non-interest income	7,927	527	7,400	14,893	868	14,025
Non-interest expense	12,742	--	12,742	24,661	--	24,661
Provision for income taxes	4,041	(110)	3,931	7,589	(149)	7,440
Net income	$ 8,207	$ 203	$ 8,004	$15,542	$ 276	$15,266

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Selected Financial Data and Non-GAAP Reconciliation:
      (Dollars in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2008		2007		2008		2007
	Dollars	Earnings Per Share	Dollars	Earnings Per Share	Dollars	Earnings Per Share	Dollars	Earnings Per Share
Reported Earnings	$6,332	$.47	$8,207	$.60	$(8,821)	$(.66)	$15,542	$1. 13
Amortization of deposit broker origination fees (net of taxes)	635.05		139.01		1,517.11		288.02
Net change in fair value of interest rate swaps and related deposits (net of taxes)	(1,488)	(.11)	(342)	(.03)	(3,421)	(.25)	(564)	(.04)
Earnings excluding impact of hedge accounting entries	$5,479	$.41	$8,004	$.58	$(10,725)	$(.80)	$15,266	$1.11

NET INTEREST INCOME

Including the impact of the accounting entries recorded for certain interest rate swaps, net interest income for the second quarter of 2008 decreased $357,000 to $18.1 million compared to $18.5 million for the second quarter of 2007. Net interest margin was 3.07% in the quarter ended June 30, 2008, compared to 3.36% in the same period in 2007, a decrease of 29 basis points. Excluding the impact of the accounting entries recorded for certain interest rate swaps (amortization of deposit broker origination fees), economically, net interest income for the second quarter of 2008 increased $406,000 to $19.1 million compared to $18.7 million for the second quarter of 2007. Net interest margin excluding the effects of the accounting change was 3.23% in the quarter ended June 30, 2008, compared to 3.40% in the quarter ended June 30, 2007.

Part of the decrease in net interest margin resulted from the decision by the Company to increase longer term brokered certificates of deposit in the first and second quarters of 2008 to provide liquidity for operations and to maintain in reserve its available secured funding lines with the Federal Home Loan Bank (FHLBank) and the Federal Reserve Bank. In the first half of 2008, the Company issued approximately $276 million of new brokered certificates which are fixed rate certificates with maturity terms of generally two to four years, which the Company (at its discretion) may redeem at par typically after six months. There are no interest rate swaps associated with these brokered certificates. These longer-term certificates carry an interest rate that is approximately 100-150 basis points higher than the interest rate that the Company would have paid if it instead utilized short-term advances from the FHLBank. The Company decided the higher rate was justified by the longer term and the ability to keep committed funding lines available. The net interest margin was also negatively impacted as the Company originated some of the new certificates in advance of the anticipated terminations of the existing certificates, thereby causing the Company to have excess funds for a period of time. These excess funds were invested in short-term cash equivalents at rates that at times caused the Company to earn a negative spread. Partially offsetting the increase in brokered CDs, several existing brokered certificates were redeemed by the Company in the first half of 2008 as the related interest rate swaps were terminated by the swap counterparties. These redeemed certificates had effective interest rates through the interest rates swaps of approximately 90-day LIBOR. Interest rate swap notional amounts have decreased from $419 million at December 31, 2007, to $85 million at June 30, 2008.

Another factor that continues to negatively impact net interest income is the elevated level of LIBOR interest rates compared to Federal Funds rates as a result of credit and liquidity concerns in financial markets. These LIBOR interest rates are elevated approximately 30-60 basis points compared to historical averages versus the stated Federal Funds rate. The Company has interest rate swaps and other borrowings that are indexed to LIBOR, thereby causing increased funding costs. Funding costs related to brokered certificates of deposit have also been elevated due to competition by issuers to generate significant funding.

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The Federal Reserve most recently cut interest rates on April 30, 2008, and elected to leave the Federal Funds rate unchanged at its meeting on June 25, 2008. A rate cut by the Federal Reserve would have an anticipated immediate negative impact on the Company's net interest income due to the large total balance of loans which generally adjust immediately as Federal Funds adjust. This negative impact is expected to be offset over the following 60- to 120-day period, and subsequently is expected to have a positive impact, as the Company's interest rates on deposits, borrowings and interest rate swaps should also go down as a result of a reduction in interest rates by the Federal Reserve, assuming normal credit, liquidity and competitive loan and deposit pricing pressures. This anticipated positive impact was partially offset by the change in funding mix noted above, as well as retail deposit competition in the Company's market areas.

For the three months ended June 30, 2008, and 2007, interest income was reduced $472,000 and $112,000, respectively, due to the reversal of accrued interest on loans which were added to non-performing status during the quarter. For the six months ended June 30, 2008, and 2007, interest income was reduced $671,000 and $440,000, respectively, due to the reversal of accrued interest on loans which were added to non-performing status during the period. Partially offsetting this, the Company collected interest which was previously charged off in the amount of $93,000 and $194,000 in the three months ended June 30, 2008 and 2007, respectively, and $106,000 and $269,000 in the six months ended June 30, 2008 and 2007, respectively.

Including the impact of the accounting entries recorded for certain interest rate swaps, net interest income for the first six months of 2008 increased $300,000 to $36.0 million compared to $35.7 million for the first six months of 2007. Net interest margin was 3.07% in the six months ended June 30, 2008, compared to 3.32% in the same period in 2007, a decrease of 25 basis points.

Excluding the impact of the accounting entries recorded for certain interest rate swaps, economically, net interest income for the first six months of 2008 increased $2.2 million to $38.3 million compared to $36.1 million for the first six months of 2007. Net interest margin excluding the effects of the accounting change was 3.27% in the six months ended June 30, 2008, compared to 3.36% in the six months ended June 30, 2007.

Non-GAAP Reconciliation
(Dollars in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2008		2007		2008		2007
	Dollars	%	Dollars	%	Dollars	%	Dollars	%
Net Interest Income/Margin	$18,131	3.07%	$18,488	3.36%	$35,974	3.07%	$35,674	3.32%
Amortization of deposit broker origination fees	977.16		214.04		2,334.20		443.04
Net interest income/margin excluding impact of hedge accounting entries	$19,108	3.23%	$18,702	3.40%	$38,308	3.27%	$36,117	3.36%

For additional information on net interest income components, refer to the "Average Balances, Interest Rates and Yields" table in this release. This table was prepared including the impact of the accounting entries recorded for certain interest rate swaps.

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NON-INTEREST INCOME

Non-interest income for the second quarter of 2008 was $9.9 million compared with $7.9 million for the second quarter of 2007, or an increase of $2.0 million. A significant portion of the increase in non-interest income was due to the change in the fair value of certain interest rate swaps and the related change in fair value of hedged deposits, which resulted in an increase of $2.3 million in the three months ended June 30, 2008, and an increase of $389,000 in the three months ended June 30, 2007. Income of this magnitude related to the change in the fair value of certain interest rate swaps and the related change in the fair value of hedged deposits should not be expected in future quarters. This income is part of a 2005 accounting restatement in which approximately $3.4 million (net of taxes) was charged against retained earnings in 2005. This charge has been (and continues to be) recovered in subsequent periods as interest rate swaps matured or were terminated by the swap counterparty. Second quarter 2008 commission income from the Company's travel, insurance and investment divisions decreased $319,000, or 11.6%, compared to the same period in 2007. This decrease was primarily in the investment division as a result of the alliance formed with Ameriprise Financial Services through Penney, Murray and Associates. As a result of this change, Great Southern now records most of its investment services activity on a net basis in non-interest income. Thus, non-interest expense related to the investment services division is also reduced. The net realized gains on loan sales increased $105,000, or 40.4%, in the second quarter of 2008 compared to the second quarter of 2007. The gain on loan sales was mainly due to a higher volume of fixed-rate residential mortgage loan originations, which the Company typically sells in the secondary market. Income from charges on deposit accounts and fees from ATM and debit card usage increased modestly, 0.5%, in the three months ended June 30, 2008 compared to the same period in 2007.

Non-interest income for the first six months of 2008 was $20.0 million compared with $14.9 million for the first six months of 2007, or an increase of $5.1 million. A significant portion of the increase in non-interest income was due to the change in the fair value of certain interest rate swaps and the related change in fair value of hedged deposits, which resulted in an increase of $5.3 million in the six months ended June 30, 2008, and an increase of $686,000 in the six months ended June 30, 2007. Year-to-date June 30, 2008, commission income from the Company's travel, insurance and investment divisions decreased $159,000, or 3.0%, compared to the same period in 2007. This decrease was primarily in the investment division as a result of the alliance formed with Ameriprise Financial Services described above. The net realized gains on loan sales increased $323,000, or 74.3%, in the six months ended June 30, 2008, compared to the same period in 2007. The gain on loan sales was mainly due to a higher volume of fixed-rate residential mortgage loan originations, which the Company typically sells in the secondary market. Income from charges on deposit accounts and fees from ATM and debit card usage increased modestly, 1.1%, in the six months ended June 30, 2008, compared to the same period in 2007.

NON-INTEREST EXPENSE

Non-interest expense for the second quarter of 2008 was $13.6 million compared with $12.7 million for the second quarter of 2007, or an increase of $815,000, or 6.4%. The Company's efficiency ratio for the quarter ended June 30, 2008, was 48.43% compared to 48.24% in the same quarter in 2007. These efficiency ratios include the impact of the hedge accounting entries for certain interest rate swaps. Excluding the effects of these entries, the efficiency ratio for the second quarter of 2008 was 50.81% compared to 48.82% in the same period in 2007. The Company's ratio of non-interest expense to average assets decreased from 2.17% for the three months ended June 30, 2007, to 2.10% for the three months ended June 30, 2008.

Non-interest expense for the first six months of 2008 was $27.7 million compared with $24.7 million for the first six months of 2007, or an increase of $3.0 million, or 12.2%. The Company's efficiency ratio for the six months ended June 30, 2008, was 49.40% compared to 48.77% in the same period in 2007. These efficiency ratios include the impact of the hedge accounting entries for certain interest rate swaps. Excluding the effects of these entries, the efficiency ratio for the first six months of 2008 was 52.13% compared to 49.18% in the same period in 2007. The Company's ratio of non-interest expense to average assets increased from 2.13% for the six months ended June 30, 2007, to 2.16% for the six months ended June 30, 2008.

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In 2007, the Federal Deposit Insurance Corporation (FDIC) began to once again assess insurance premiums on insured institutions. Under the new pricing system, institutions in all risk categories, even the best rated, are charged an FDIC premium. Great Southern received a deposit insurance credit as a result of premiums previously paid. The Company's credit offset assessed premiums for the first half of 2007, but premiums were owed by the Company in the latter half of 2007. The Company incurred additional insurance expense of $280,000 in the second quarter of 2008 compared to the same period in 2007, and the Company expects a similar expense in subsequent quarters. For the six months ended June 30, 2008, compared to the same period in 2007, the Company incurred additional insurance expense of $673,000.

Due to the increases in levels of foreclosed assets, foreclosure-related expenses in the second quarter of 2008 were higher than the comparable 2007 period by approximately $226,000. Similarly, foreclosure-related expenses increased $465,000 in the six months ended June 30, 2008, compared to the same period in 2007.

In addition to the expense increases noted above, the Company's increase in non-interest expense in the second quarter and first six months of 2008 compared to the same periods in 2007 related to the continued growth of the Company. Late in the first quarter of 2007, Great Southern completed its acquisition of a travel agency in St. Louis. In addition since June 2007, the Company opened banking centers in Springfield, Mo. and Branson, Mo. In the three months ended June 30, 2008, compared to the three months ended June 30, 2007, non-interest expenses increased $169,000 related to the ongoing operations of these entities. In the six months ended June 30, 2008, compared to the six months ended June 30, 2007, non-interest expenses increased $552,000 related to the ongoing operations of these entities.

Non-GAAP Reconciliation
(Dollars in thousands)

	Three Months Ended June 30,
	2008			2007
	Non-Interest Expense	Revenue Dollars*	%	Non-Interest Expense	Revenue Dollars*	%
Efficiency Ratio	$13,557	$27,995	48.43%	$12,742	$26,415	48.24%
Amortization of deposit broker origination fees	--	977	(1.77)	--	214	(.39)
Net change in fair value of interest rate swaps and related deposits	--	(2,290)	4.15	--	(527)	.97
Efficiency ratio excluding impact of hedge accounting entries	$13,557	$26,682	50.81%	$12,742	$26,102	48.82%

* Net interest income plus non-interest income.

	Six Months Ended June 30,
	2008			2007
	Non-Interest Expense	Revenue Dollars*	%	Non-Interest Expense	Revenue Dollars*	%
Efficiency Ratio	$27,674	$56,021	49.40%	$24,661	$50,567	48.77%
Amortization of deposit broker origination fees	--	2,334	(2.17)	--	443	(.43)
Net change in fair value of interest rate swaps and related deposits	--	(5,264)	4.90	--	(868)	.84
Efficiency ratio excluding impact of hedge accounting entries	$27,674	$53,091	52.13%	$24,661	$50,142	49.18%

* Net interest income plus non-interest income.

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INCOME TAXES

For the three months ended June 30, 2008, the Company's effective tax rate was 33.3%. For the six months ended June 30, 2008, the Company's effective tax benefit rate was 38.5%.

CAPITAL

As of June 30, 2008, stockholders' equity was $172.1 million (6.9% of total assets), equivalent to a book value of $12.86 per share. Stockholders' equity at December 31, 2007, was $189.9 million (7.8% of total assets), equivalent to a book value of $14.17 per share. As of June 30, 2008, the Bank's regulatory capital levels were categorized as "well capitalized" as defined by the Federal banking agencies' capital-related regulations. On June 30, 2008, and on a preliminary basis, the Bank's Tier 1 leverage ratio was 7.92%, Tier 1 risk-based capital ratio was 10.01%, and total risk-based capital ratio was 11.26%. On June 30, 2008, and on a preliminary basis, the Company's Tier 1 leverage ratio was 8.03%, Tier 1 risk-based capital ratio was 10.12%, and total risk-based capital ratio was 11.37%.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses increased $3.6 million, from $1.4 million during the three months ended June 30, 2007, to $5.0 million during the three months ended June 30, 2008. The provision for loan losses increased $39.9 million, from $2.8 million during the six months ended June 30, 2007, to $42.7 million during the six months ended June 30, 2008. See the Company's Quarterly Report on Form 10-Q for March 31, 2008 for additional information regarding the large provision for loan losses in the first quarter of 2008. The allowance for loan losses increased $1.8 million, or 7.0%, to $27.2 million at June 30, 2008, compared to $25.5 million at December 31, 2007. Net charge-offs were $4.2 million in the three months ended June 30, 2008, versus $1.6 million in the three months ended June 30, 2007. Three relationships make up $3.5 million of the net charge-off total for the 2008 second quarter. One of these relationships was transferred to non-performing loans, and the remaining two relationships were transferred to foreclosed assets. Net charge-offs were $40.9 million in the six months ended June 30, 2008, versus $2.3 million in the six months ended June 30, 2007. The increase in charge-offs for the six months ended June 30, 2008, was due principally to the $35 million which was provided for and charged off in the quarter ended March 31, 2008, related to the Company's loans to the Arkansas-based bank holding company and related loans to individuals described in the Company's Quarterly Report on Form 10-Q for March 31, 2008. In addition, general market conditions, and more specifically, housing supply, absorption rates and unique circumstances related to individual borrowers and projects also contributed to increased provisions. As properties were transferred into foreclosed assets, evaluations were made of the value of these assets with corresponding charge-offs as appropriate.

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, regular reviews by internal staff and regulatory examinations.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management has established various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

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The Bank's allowance for loan losses as a percentage of total loans was 1.49%, 1.42% and 1.38% at June 30, 2008, March 31, 2008, and December 31, 2007, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company's loan portfolio at this time, based on recent internal and external reviews of the Company's loan portfolio and current economic conditions.  If economic conditions deteriorate significantly, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time, and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate. Non-performing assets at June 30, 2008, were $65.9 million, up $10.0 million from December 31, 2007 and up $11.2 million from March 31, 2008. Non-performing assets as a percentage of total assets were 2.65% at June 30, 2008, compared to 2.30% at December 31, 2007. Compared to December 31, 2007, non-performing loans decreased $2.6 million to $32.9 million while foreclosed assets increased $12.6 million to $33.0 million. Commercial real estate, construction and business loans comprised $30.2 million, or 92%, of the total $32.9 million of non-performing loans at June 30, 2008.

Non-performing Loans. Compared to March 31, 2008, non-performing loans increased $1.1 million to $32.9 million. The increase in non-performing loans during the quarter ended June 30, 2008, was primarily due to the addition of five loan relationships to the Non-performing Loans category:

  A $2.7 million loan relationship, which is secured primarily by a motel in the State of Florida. This motel has operated for several years; however, it has been experiencing cash flow problems for a while, resulting in inconsistent payment performance.
  A $2.3 million loan relationship, which is secured primarily by commercial land to be developed into commercial lots in Northwest Arkansas.
  A $1.2 million loan relationship, which is secured primarily by vacant commercial land and a duplex development in Northwest Arkansas.
  A $952,000 loan relationship, which is primarily secured by interests in various business ventures, agricultural ground, as well as other assets.
  A $900,000 loan relationship, which is secured primarily by completed houses used as rental properties in Springfield.

Partially offsetting these increases in non-performing loans were the following decreases to non-performing loans through foreclosure:

  A $4.4 million loan relationship, which is primarily secured by an office and retail historic rehabilitation development in Southeast Missouri, was transferred to foreclosed assets during the quarter ended June 30, 2008. This relationship was described more fully in the Company's 2007 Annual Report on Form 10-K under "Non-performing Assets." The carrying balance of the asset was reduced as a result of a $550,000 payment made by an investor in the project. The building is primarily leased to a government entity and the lease revenue provides a positive cash flow to the project.
  A $1.9 million loan relationship, which is secured by partially-developed subdivision lots in Northwest Arkansas.
  A $1.3 million loan relationship, which is secured by a restaurant building in Northwest Arkansas.
  A $1.3 million loan relationship, which is secured by several completed houses in the Branson, Mo., area.

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  A $1.7 million loan relationship, which is primarily secured by a retail/office rehabilitation project in the St. Louis metropolitan area. Renovations to the building are not complete. The Company is in the process of determining what needs to be done to prepare the building for sale. This relationship was charged down approximately $1.0 million upon transfer to foreclosed assets.

At June 30, 2008, eight significant loan relationships accounted for $21.7 million of the total non-performing loan balance of $32.9 million. In addition to the five added relationships noted above, three other significant loan relationships were previously included in Non-performing Loans and remained there at June 30, 2008. These three relationships are described below:

  A $2.6 million loan relationship, which was described more fully in the Company's 2007 Annual Report on Form 10-K under "Non-performing Assets." During 2007, the original $5.4 million relationship was reduced to $2.6 million through the foreclosure and subsequent sale of the real estate collateral. At the time of the foreclosure on these real estate assets, there was no charge-off against the allowance for loan losses. The borrower sold two-thirds of their interest in the company. Because the entity is publicly regulated, the finalization of the sale is pending. At such time as the sale is finalized and as a result of additional guarantor support, the Company intends to move the asset to performing status.
  An $8.7 million loan relationship, which is secured by a condominium and retail historic rehabilitation development in St. Louis. The original relationship has been reduced through the receipt of a portion of the Federal and State historic tax credits expected to be received by the Company in 2008. Upon receipt of these additional Federal and State tax credits, the Company expects to reduce the balance of this relationship to approximately $5.0 million, the value of which is substantiated by a recent appraisal. Because of the tax credits involved, the Company expects to foreclose on this property at some point in the future and hold this property for several years. The Company expects to remove this relationship from loans and hold it as a real estate asset once the tax credit process is completed. Current projections by the Company indicate that a positive return on the investment is expected once the space is leased. To date, five of the ten residential units are leased. The retail space is not leased at this time. This relationship was described more fully in the Company's 2007 Annual Report on Form 10-K under "Non-performing Assets."
  A $1.7 million loan relationship, which is primarily secured by anticipated tax refunds, interests in various business ventures and other collateral. This relationship was reduced to $1.7 million through a $5.0 million charge-off during the first quarter of 2008. This relationship was described in the Company's 2007 Annual Report on Form 10-K under "Non-performing Assets - Subsequent Event Regarding Potential Problem Loans."

Potential Problem Loans. Potential problem loans decreased $8.6 million during the three months ended June 30, 2008, from $33.0 million at March 31, 2008, to $24.4 million at June 30, 2008. In addition, potential problem loans decreased $6.0 million from December 31, 2007. Potential problem loans are loans which management has identified as having possible credit problems that may cause the borrowers difficulty in complying with current repayment terms. These loans are not reflected in the non-performing assets. During the three months ended June 30, 2008, Potential Problem Loans increased primarily due to the addition of three unrelated relationships totaling $5.5 million to the Potential Problem Loans category. These three additional relationships include: a $3.0 million office and residential historic rehabilitation project in St. Louis; a $1.3 million relationship primarily secured by lots, houses and duplexes for resale in the Joplin, Mo., area; and a $1.2 million relationship primarily secured by subdivision lots and houses for resale in Joplin. Decreases totaling $9.2 million in Potential Problem Loans resulted from charge-offs totaling $1.5 million and the transfer of four unrelated relationships described above to the Non-performing Loans category. In addition, one $4.6 million relationship was removed from the Potential Problem Loans category due to an ownership change in the project, which added equity to the project as well as additional guarantor support, and a reduction of $562,000 from the sale of a portion of the collateral.

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Foreclosed Assets. Foreclosed assets increased $10.1 million during the three months ended June 30, 2008, from $22.9 million at March 31, 2008, to $33.0 million at June 30, 2008. Compared to a balance of $20.4 million at December 31, 2007, foreclosed assets increased $12.6 million. During the three months ended June 30, 2008, foreclosed assets increased primarily due to the addition of the five significant relationships which were discussed above to the foreclosed assets category and the addition of several smaller relationships that involve houses which are completed and for sale or under construction, as well as developed subdivision lots, partially offset by the sale of similar houses and subdivision lots.

At June 30, 2008, eight separate relationships total $22.9 million, or 69%, of the total foreclosed assets balance. In addition to the five relationships that were added to foreclosed assets discussed above, one relationship involves a residential development in the St. Louis, area; one relationship involves residential developments in Northwest Arkansas; one relationship involves a residence and commercial building in the Lake of the Ozarks, Mo., area; and one relationship involves residential developments in the Kansas City metropolitan area. These four relationships were described more fully in the Company's 2007 Annual Report on Form 10-K and the Company's March 31, 2008 Quarterly Report on Form 10-Q under "Foreclosed Assets."

BUSINESS INITIATIVES

A new full-service banking center in Creve Couer, Mo., a suburb of St. Louis, is expected to open in early 2009. The retail banking center will complement a loan production office and a Great Southern Travel office already located in Creve Couer. In addition, the Company continues to actively look for a site for its second full-service banking center in the Kansas City metropolitan area.

In April 2008, the Company announced that it will close the Columbia, Mo., loan production office (LPO) in July 31, 2008, due to unrealized business expectations. The LPO opened in January 2006.  Loans originated out of this office will be serviced from the Springfield, Mo., office. The Company will continue to provide Great Southern Travel services in the Columbia market.

The common stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq Global Select Market System under the symbol "GSBC". The last reported sale price of GSBC stock in the quarter ended June 30, 2008, was $8.12.

Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Mo., Great Southern operates 39 banking centers and 180 ATMs in Missouri. The Company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., and St. Louis.

www.greatsouthernbank.com

Forward-Looking Statements

When used in future filings by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result" "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated. Financial data for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included. The results of operations and other data for the three and six months ended June 30, 2008 and 2007 are not necessarily indicative of the results of operations, which may be expected for any future period.

Selected Financial Condition Data:	June 30, 2008	December 31, 2007
	(Dollars in thousands)
Total assets	$2,487,082	$2,431,732
Loans receivable, gross	1,821,753	1,838,853
Allowance for loan losses	27,242	25,459
Foreclosed assets, net	33,032	20,399
Available-for-sale securities, at fair value	460,493	425,028
Deposits	1,861,832	1,763,146
Total borrowings	435,869	461,517
Stockholders' equity	172,085	189,871
Non-performing assets	65,892	55,874
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
Selected Operating Data:	2008	2007	2008	2007	2008
	(Dollars in thousands)
Interest income	$35,664	$41,703	$74,004	$81,162	$38,340
Interest expense	17,533	23,215	38,030	45,488	20,497
Net interest income	18,131	18,488	35,974	35,674	17,843
Provision for loan losses	4,950	1,425	42,700	2,775	37,750
Non-interest income	9,864	7,927	20,047	14,893	10,174
Non-interest expense	13,557	12,742	27,674	24,661	14,108
Provision (credit) for income taxes	3,156	4,041	(5,532)	7,589	(8,688)
Net income (loss)	$6,332	$8,207	$(8,821)	$15,542	$ (15,153)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
	2008	2007	2008	2007	2008
Per Common Share:
Net income (loss) (fully diluted)	$.47	$.60	$(.66)	$1.13	$ (1.13)
Period end book value	$12.86	$13.37	$12.86	$13.37	$12.82
Earnings Performance Ratios:
Annualized return on average assets	1.00%	1.40%	(.70)%	1.35%	(2.45)%
Annualized return on average stockholders' equity	14.13%	17.73%	(9.36)%	17.00%	(31.01)%
Net interest margin	3.07%	3.36%	3.07%	3.32%	3.07%
Net interest margin excluding hedge acctg. entries	3.23%	3.40%	3.27%	3.36%	3.30%
Average interest rate spread	2.82%	2.82%	2.76%	2.77%	2.69%
Efficiency ratio	48.43%	48.24%	49.40%	48.77%	50.36%
Non-interest expense to average total assets	2.10%	2.17%	2.16%	2.13%	2.22%
Asset Quality Ratios:
Allowance for loan losses to period-end loans	1.49%	1.50%	1.49%	1.50%	1.42%
Non-performing assets to period-end assets	2.65%	1.48%	2.65%	1.48%	2.18%
Non-performing loans to period-end loans	1.79%	1.65%	1.79%	1.65%	1.71%
Annualized net charge-offs to average loans	.90%	.36%	4.38%	.27%	7.81%

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GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except number of shares)

	June 30, 2008	December 31, 2007	March 31, 2008
	(Unaudited)		(Unaudited)
ASSETS
Cash	$ 73,595	$ 79,552	$ 76,560
Interest-bearing deposits in other financial institutions	25,956	973	3,410
Cash and cash equivalents	99,551	80,525	79,970
Available-for-sale securities	460,493	425,028	464,600
Held-to-maturity securities (fair value $1,440 - June 2008; $1,508 - December 2007)	1,360	1,420	1,420
Mortgage loans held for sale	9,085	6,717	3,983
Loans receivable, net of allowance for loan losses of $27,242 - June 2008; $25,459 - December 2007	1,794,511	1,813,394	1,828,892
Interest receivable	13,109	15,441	14,195
Prepaid expenses and other assets	13,868	14,904	25,188
Foreclosed assets held for sale, net	33,032	20,399	22,935
Premises and equipment, net	29,546	28,033	29,800
Goodwill and other intangible assets	1,792	1,909	1,851
Investment in Federal Home Loan Bank stock	9,294	13,557	10,151
Refundable income taxes	9,578	1,701	8,892
Deferred income taxes	11,863	8,704	10,354
Total Assets	$ 2,487,082	$ 2,431,732	$ 2,502,231
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 1,861,832	$ 1,763,146	$ 1,929,814
Federal Home Loan Bank advances	123,031	213,867	123,213
Short-term borrowings	281,909	216,721	222,463
Subordinated debentures issued to capital trust	30,929	30,929	30,929
Accrued interest payable	7,450	6,149	4,498
Advances from borrowers for taxes and insurance	1,017	378	694
Accounts payable and accrued expenses	8,829	10,671	19,044
Total Liabilities	2,314,997	2,241,861	2,330,655
Stockholders' Equity:
Capital stock
Serial preferred stock, $.01 par value; authorized 1,000,000 shares; none issued	--	--	--
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding June 2008 - 13,380,969 shares; December 2007 - 13,400,197 shares	134	134	134
Additional paid-in capital	19,576	19,342	19,460
Retained earnings	156,913	170,933	152,981
Accumulated other comprehensive income (loss)	(4,538)	(538)	(999)
Total Stockholders' Equity	172,085	189,871	171,576
Total Liabilities and Stockholders' Equity	$ 2,487,082	$ 2,431,732	$ 2,502,231
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GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	THREE MONTHS ENDED June 30,		SIX MONTHS ENDED June 30,		THREE MONTHS ENDED March 31,
	2008	2007	2008	2007	2008
	(Unaudited)		(Unaudited)		(Unaudited)
INTEREST INCOME
Loans	$ 29,661	$ 36,163	$ 62,401	$ 70,841	$ 32,739
Investment securities and other	6,003	5,540	11,603	10,321	5,601
TOTAL INTEREST INCOME	35,664	41,703	74,004	81,162	38,340
INTEREST EXPENSE
Deposits	14,863	19,395	31,762	37,622	16,900
Federal Home Loan Bank advances	1,142	1,464	2,724	3,327	1,582
Short-term borrowings	1,186	1,916	2,783	3,659	1,597
Subordinated debentures issued to capital trust	342	440	761	880	418
TOTAL INTEREST EXPENSE	17,533	23,215	38,030	45,488	20,497
NET INTEREST INCOME	18,131	18,488	35,974	35,674	17,843
PROVISION FOR LOAN LOSSES	4,950	1,425	42,700	2,775	37,750
NET INTEREST INCOME (LOSS) AFTER PROVISION FOR LOAN LOSSES	13,181	17,063	(6,726)	32,899	(19,907)
NON-INTEREST INCOME
Commissions	2,432	2,751	5,072	5,231	2,640
Service charges and ATM fees	3,970	3,950	7,536	7,452	3,566
Net realized gains on sales of loans	365	260	758	435	393
Net realized gains (losses) on sales of available-for-sale securities	1	--	8	--	6
Net gain (loss) on sales of fixed assets	156	14	166	24	--
Late charges and fees on loans	154	219	373	382	219
Change in interest rate swap fair value net of change in hedged deposit fair value	2,277	389	5,254	686	2,977
Other income	509	344	880	683	373
TOTAL NON-INTEREST INCOME	9,864	7,927	20,047	14,893	10,174
NON-INTEREST EXPENSE
Salaries and employee benefits	7,970	7,493	16,246	14,629	8,276
Net occupancy and equipment expense	2,137	1,931	4,185	3,873	2,048
Postage	569	586	1,132	1,118	564
Insurance	507	227	1,120	447	614
Advertising	342	461	620	709	278
Office supplies and printing	226	239	445	472	219
Telephone	360	332	732	668	372
Legal, audit and other professional fees	343	333	721	582	378
Expense on foreclosed assets	262	36	615	150	353
Other operating expenses	841	1,104	1,858	2,013	1,006
TOTAL NON-INTEREST EXPENSE	13,557	12,742	27,674	24,661	14,108
INCOME (LOSS) BEFORE INCOME TAXES	9,488	12,248	(14,353)	23,131	(23,841)
PROVISION (CREDIT) FOR INCOME TAXES	3,156	4,041	(5,532)	7,589	(8,688)
NET INCOME (LOSS)	$ 6,332	$ 8,207	$ (8,821)	$ 15,542	$ (15,153)
BASIC EARNINGS PER COMMON SHARE	$.47	$.60	$(.66)	$1.14	$(1.13)
DILUTED EARNINGS PER COMMON SHARE	$.47	$.60	$(.66)	$1.13	$(1.13)
DIVIDENDS DECLARED PER COMMON SHARE	$.18	$.17	$.36	$.33	$.18
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Average Balances, Interest Rates and Yields

     The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Fees included in interest income were $637,000 and $730,000 for the three months ended June 30, 2008 and 2007, respectively. Fees included in interest income were $1.4 million and $1.4 million for the six months ended June 30, 2008 and 2007, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	June 30, 2008	Three Months Ended June 30, 2008			Three Months Ended June 30, 2007
	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	6.47%	$ 202,878	$3,284	6.51%	$174,912	$3,104	7.12%
Other residential	6.87	104,025	1,708	6.60	87,645	1,916	8.77
Commercial real estate	6.44	474,441	7,751	6.57	445,370	9,437	8.50
Construction	6.10	684,099	10,654	6.26	668,712	14,290	8.57
Commercial business	5.84	167,010	2,446	5.89	170,228	3,596	8.47
Other loans	7.59	174,435	2,889	6.66	148,109	2,809	7.61
Industrial revenue bonds	6.73	54,144	929	6.90	58,789	1,011	6.90
Total loans receivable	6.44	1,861,032	29,661	6.41	1,753,765	36,163	8.27

Investment securities and other interest-earning assets	5.21	517,762	6,003	4.66	454,592	5,540	4.89

Total interest-earning assets	6.15	2,378,794	35,664	6.03	2,208,357	41,703	7.57
Non-interest-earning assets:
Cash and cash equivalents		75,472			88,370
Other non-earning assets		78,090			44,885
Total assets		$2,532,356			$2,341,612

Interest-bearing liabilities:
Interest-bearing demand and savings	1.59	$ 574,942	2,456	1.72	$486,533	4,234	3.49
Time deposits	3.63	1,238,145	12,407	4.03	1,150,650	15,161	5.28
Total deposits	3.04	1,813,087	14,863	3.30	1,637,183	19,395	4.75
Short-term borrowings	2.16	232,548	1,186	2.05	171,883	1,916	4.47
Subordinated debentures issued to capital trust	4.41	30,929	342	4.45	25,774	440	6.85
FHLB advances	3.63	123,150	1,142	3.73	123,058	1,464	4.77

Total interest-bearing liabilities	2.97	2,199,714	17,533	3.21	1,957,898	23,215	4.75
Non-interest-bearing liabilities:
Demand deposits		149,568			171,887
Other liabilities		3,801			26,688
Total liabilities		2,353,083			2,156,473
Stockholders' equity		179,273			185,139
Total liabilities and stockholders' equity		$2,532,356			$2,341,612

Net interest income:
Interest rate spread	3.18%		$18,131	2.82%		$18,488	2.82%
Net interest margin*				3.07%			3.36%
Average interest-earning assets to average interest-bearing liabilities		108.1%			112.8%

_______________
*Defined as the Company's net interest income divided by total interest-earning assets.

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	June 30, 2008	Six Months Ended June 30, 2008			Six Months Ended June 30, 2007
	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	6.47%	$ 198,343	$6,548	6.64%	$174,781	$6,118	7.06%
Other residential	6.87	98,467	3,477	7.10	81,129	3,473	8.63
Commercial real estate	6.44	471,571	16,187	6.90	454,211	19,109	8.48
Construction	6.10	693,675	22,858	6.63	661,384	27,938	8.52
Commercial business	5.84	184,271	5,711	6.23	162,942	6,805	8.42
Other loans	7.59	169,490	5,755	6.83	146,469	5,512	7.59
Industrial revenue bonds	6.73	54,577	1,865	6.87	55,730	1,886	6.82

Total loans receivable	6.44	1,870,394	62,401	6.71	1,736,646	70,841	8.23

Investment securities and other interest-earning assets	5.21	487,952	11,603	4.78	432,057	10,321	4.82

Total interest-earning assets	6.15	2,358,346	74,004	6.31	2,168,703	81,162	7.54
Non-interest-earning assets:
Cash and cash equivalents		71,452			91,315
Other non-earning assets		74,476			45,164
Total assets		$2,504,274			$2,305,182

Interest-bearing liabilities:
Interest-bearing demand and savings	1.59	$ 557,478	5,473	1.97	$460,000	7,736	3.39
Time deposits	3.63	1,192,434	26,289	4.43	1,136,816	29,886	5.30
Total deposits	3.04	1,749,912	31,762	3.65	1,596,816	37,622	4.75
Short-term borrowings	2.16	228,728	2,783	2.45	164,393	3,659	4.49
Subordinated debentures issued to capital trust	4.41	30,929	761	4.95	25,774	880	6.89
FHLB advances	3.63	144,462	2,724	3.79	135,100	3,327	4.97

Total interest-bearing liabilities	2.97	2,154,031	38,030	3.55	1,922,083	45,488	4.77
Non-interest-bearing liabilities:
Demand deposits		150,690			173,233
Other liabilities		11,067			26,974
Total liabilities		2,315,788			2,122,290
Stockholders' equity		188,486			182,892
Total liabilities and stockholders' equity		$2,504,274			$2,305,182

Net interest income:
Interest rate spread	3.18%		$35,974	2.76%		$35,674	2.77%
Net interest margin*				3.07%			3.32%
Average interest-earning assets to average interest-bearing liabilities		109.5%			112.8%

__________
*Defined as the Company's net interest income divided by total interest-earning assets.

END